Exhibit 10.60

SBI USA
                                                         2361 C Drive, Suite 210
                                                                Irvine, CA 92612
                                                                  (949) 079 8330
                                                                  (940) 679 7280


August 1, 2003


HiEnergy Technologies, Inc.
1601 Alton Parkway
Unit B
Irvine, CA 92606

Attention: Bogdan Maglich
           Chief Executive Officer

Gentlemen:

         This will confirm the understanding and agreement (the "Agreement') between SBI -- USA ("SBI") and HiEnergy Technologies, Inc. (together with its successors, subsidiaries, or assigns, the "Company") as set forth below.

         1. Retention of SBI. The Company hereby engages SBI, and SBI accepts such engagement, to provide to the Company a support letter (the "Support Letter"), substantially in the form of the letter, addressed to William Armstrong, Contracting Officer, Naval Surface Warfare Center, attached hereto as Annex A.

         2. Offering and Sale. The Company acknowledges that, in the event that SB! should be required to acquire any shares of common stock of the Company ("Shares"), as contemplated by the Support Letter, the proceeds of such acquisition shall delivered against the delivery of securities of the Company in accordance with, and subject to, the terms and conditions set forth herein. Any such transaction shall be in compliance with Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), and, at the election of SBI, Regulation D or Regulation S thereunder and state securities law, and be subject to the registration provisions set forth herein.

         3. Fees and Expenses. In the event that the Company shall be awarded the contract referenced in the Support Letter (Solicitation No- BAA N001 78-01 - -Q-3040), the Company shall upon the execution of the contract pay to SBI a non-refundable fee of $150,000. In the event that the Company shall not be awarded the contract referenced in the Support Letter (Solicitation No. BAA N00l 78-01 -Q-3040), the Company shall upon the receipt of the first event of communication from the Navy concerning notice of such potential award or rejection pay to SBI a non-refundable fee of $50,000. In the event that the Company shall receive either of the notices referenced in the two immediately preceding sentences, but shall fail to promptly notify SBI or shall fail to promptly pay such fee to SBI, such fee shall accrue interest at the rate of 24% per annum. In addition to the fees set forth in this Paragraph 3, the Company shall pay all of its costs and expenses incident to the purchase of the Shares, including without limitation, all fees and expenses of filings with the Securities and Exchange Commission and the National Association of


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Securities Dealers, Inc., in each case if applicable; all blue sky fees and expenses; all fees of the counsel to SBI, fees of counsel and accountants for the Company; any private placement documents; and blue sky memoranda.

         4. Conditions of SBI's Obligations; Corporate Changes:

         (a) The Company shall not be in violation of any term of its Certificate of Incorporation or Bylaws or any material mortgage, indenture, contract, agreement, instrument, judgment, decree, order, or any statute, rule or regulation applicable to it, the violation of which shall have had or would be likely to have a material adverse effect on the business, operations, affairs, financial condition or prospects of the Company, or any of its properties or assets, or shall have resulted or would be likely to result in any material impairment of the right or ability of the Company to carry on its business as now conducted or as proposed to be conducted or any material liability on the part of the Company.

         (b) The Company shall, at the time of any acquisition of securities contemplated hereby by SBI and for the period of 90 days prior thereto and following the date of such acquisition, shall be in compliance in all material respects with its reporting and other requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         (c) The registration statement relating to the resale of the Shares (the "Registration Statement") shall have been declared effective under the Securities Act. The Registration Statement, including the prospectus constituting a part thereof, shall be at all times in conformity with the requirements of the Securities Act and the applicable rules and regulations whether under the Securities Act, the Exchange Act, or otherwise (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act Additional amendments or supplements to the Registration Statement shall be prepared by the Company and filed with the Commission as may hereafter be required in the reasonable opinion of SBI. The Commission shall not have issued any order preventing or suspending the use of any final prospectus (the "Prospectus") included in the Registration Statement or instituted proceedings for that purpose, and the Prospectus shall conform to the requirements of the Securities Act and the Rules; and at the time the Registration Statement becomes effective under the Securities Act, and at all times thereafter, (i) the Registration Statement and the Prospectus, and any amendments or supplements thereto, contained and will contain all material information required to be included therein by the Securities Act and the Rules and Regulations and will conform to the requirements of the Securities Act and the Rules and Regulations, and (ii) neither the Registration Statement nor the Prospectus, or any amendments Or supplements thereto, will include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading; provided, however that none of the representations and warranties contained in this subparagraph shall apply to information contained in or omitted from the Registration Statement or Prospectus, or any amendment or supplement thereto, in reliance upon, and in conformity with, written information relating to SBI specifically and expressly furnished to the Company by SBI for use in the preparation thereof.

         5. Representations and Covenants. The Company represents, warrants, and covenants that:


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         (a) The Company is currently in compliance in all material respects with all requirements under the Exchange Act All filings with the Commission conform to the requirements of the Exchange Act and the Rules and Regulations. Each filing by the Company with the Commission contained all material information required to be included therein by the Exchange Act and the Rules and Regulations and will conform to the requirements of the Exchange Act and the Rules and Regulations, and (ii) no filing made or to be made by the Company with the Commission under the Exchange Act, or any amendments or supplements thereto, contained when filed or will include when filed any untrue statement of a material fact or omit to state a material f necessary to make the statements therein not misleading. SBI understands that the Company's Form 10-KSB for fiscal year 2003 is being filed late.

         (b) The Company agrees to indemnify SBI in accordance with the indemnification provisions (the "Indemnification Provisions') attached to this Agreement as Exhibit A, which Indemnification Provisions arc incorporated herein and made a part hereof

         6. Statement of Intent: SBI intends to proceed with the transactions conemplated hereby as soon as practicable after availability of the required final documentation and the terms of this Letter Agreement have been satisfied; provided, however, that SBI reserves the right not to proceed with the transactions contemplated hereby if any condition set forth herein is not satisfied on a timely basis.

         7. Other Matters:

         (a) If the Company or SB1 decides not to proceed with the transactions contemplated hereby for any reason whatsoever, all expenses incurred by SBI in connection with the transactions contemplated hereby, and in connection herewith, will be repaid promptly by the Company in accordance with all provisions described herein.

         (b) SBI and the Company agree that any controversy arising out of or relating to this letter of intent or proposed offering contemplated hereby, shall be settled by arbitration in accordance with the rules then in effect on the National Association of Securities Dealers, Inc.



                     [REMAINDER OF PAGE INTENTIONALLY BLANK]




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         If the foregoing correctly sets forth the understanding we have heretofore reached regarding the proposed transactions, including the Transaction, please sign and return the enclosed copy of this letter by August 1, 2003. If this Letter of Intent is not signed by August 1, 2003, and an extension has not been mutually agreed upon in writing by the Company and SBI, this Letter of intent will be considered void. By accepting this letter, the Company agrees to keep this letter and all terms confidential and not to "shop" it with any other investment bankers.

                                              Very truly yours,

                                              SBI-USA

                                              By: /s/ Shelly Singhal
                                                  ------------------
                                                  Shelly Singhal
                                                  Managing Director


ACCEPTED AND AGREED TO
this 1st day of August, 2003

HIENERGY TECHNOLOGY, INC.

By: /s/ Bogdan C. Maglich
     ---------------------
     Name:  Bogdan C. Maglich
     Title: President & CEO



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                                    EXHIBIT A

         SBI USA ("SBI") intends to conduct the transactions with HiEnergy Technologies, Inc. (the "Company") contemplated by the Agreement (the `Agreement') to which this Exhibit A is attached. Accordingly, the Company agrees to indemnify and hold harmless SBI and its affiliates, its directors, officers, agents, and employees and affiliates, and each other person, if any, controlling SBI or any of its affiliates (collectively the "Indemnified Persons"), from and against any losses, claims, damages, liabilities or expenses (or actions, including shareholder actions, in respect thereof) related to or arising out of such transactions or SBI's role in connection therewith, and will reimburse the Indemnified Persons for all reasonable expenses (including out-of-pocket expenses and SBI's counsel fees and expenses) as they are incurred by the Indemnified Persons in connection with investigating, preparing or defending any such action or claim, whether or not in connection with pending or threatened litigation in which SBI or any Indemnified Person is a party. The Company will not, however, be responsible to SBI for any losses, claims, damages, liabilities, or expenses which are finally judicially determined to have resulted primarily from such SBI's willful misconduct or bad faith or as a result of the material misstatement or omission of any information relating to SBI expressly provided thereby for inclusion in the Registration Statement (as defined in the Agreement). The Company also agrees that none of the Indemnified Persons shall have any liability to the Company for or in connection with the services or matters pertaining to the Agreement except for any such liability for losses, claims, damages, liabilities or expenses incurred by the Company that results primarily from any SBI's willful misconduct or bad faith or any such material misstatement or omission referenced in the immediately preceding paragraph. If the forgoing indemnity is unavailable or insufficient to hold the indemnified Persons harmless, then the Company shall contribute to the amount paid or payable by the Indemnified Persons, in respect of the Indemnified Persons, for losses, claims, damages, liabilities, or expenses in such proportion as appropriately reflects the relative benefits received by, and fault of, the Company, on the one hand and the Indemnified Persons, on the other, in connection with the matters as to which such losses, claims, damages, liabilities or expenses relate and other equitable consideration; provided, however, the Company agrees that the aggregate contribution of all Indemnified Persons shall in all cases be not more than the amount of paid by SBI to the Company in connection with the transactions contemplated hereby. It is hereby further agreed that the relative benefits to the Company on the one hand and the Indemnified Persons on the other with respect to any transaction contemplated by the Agreement shall be deemed to be in the same proportion as (I) the total value of the transaction bears to (ii) the fees actually paid to SBI in respect to such transaction. The foregoing Agreement shall be in addition to any rights that SBI or any Indemnified Person may have at common law or otherwise. The Company hereby consents to personal jurisdiction and service and venue in any court in which any claim which is subject to this Agreement is brought against SBI or any other Indemnified Person. If any action, proceeding, or investigation is commenced as to which an Indemnified Person demands indemnification, the Indemnified Person shall have the right to retain counsel of its own choice to represent it, the Company shall pay the reasonable fees and expenses of such counsel, and such counsel shall to the extent consistent with its professional responsibilities cooperate with the Company and any counsel designated by the Company; provided that the Company shall not be responsible for the fees and expenses of more than one counsel. Nothing herein is intended to relieve SBI of the risks incident to agreeing to make an investment as contemplated by the support letter, without detracting from the Company's liability for any breach or non-performance of the Agreement or this Exhibit A.


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                                     Annex A


[SBI USA LOGO]                                     SBI USA
                                                   2361 Campus Drive, Suite 210
                                                   Irvine, CA 92612
                                                   (949)679-8338
                                                   (949) 679-7280


William Armstrong
Contracting Officer
Naval Surface Warfare Center
17320 Dahlgren Road
Dahlgren, VA 22448-5100

Re: Solicitation No. BAA N00178-01-Q-3040
    HiEnergy Technologies, Inc.
    "Remote Stoichiometric screening system to detect anthrax and other biological and chemical agents inside sealed containers"

Dear Mr. Armstrong:

SBI USA is a firm specializing in financial advisory and fundraising for technologies companies. We are part of the Softbank family, a multi-million dollar Japanese conglomerate with investments in over 600 technology companies. Our group has invested and raised over $10 million in the past 3 months.

This letter is a being delivered in support of HiEnergy's efforts to successfully satisfy the Navy's requirements in order to execute the above proposed contract of approximately $1.5 Million for a Feasibility Study and Prototype Phase to build a system to detect Biological and Chemical agents inside sealed containers and is in accordance with, and subject to, our existing agreements with HiEnergy.

We confirm that SBI-USA will provide the necessary funding of a minimum of $2.5 Million an a maximum of $4 Million, by purchasing free trading shares, to guarantee that HiEnergy will have positive cash flow through the performance of the 18 Month contract which is contemplated by the Naval Surface Warfare Center.

Please feel free to contact myself directly at (949) 679-8326 with any questions which you may have.


Sincerely,

/s/ Shelly Singhal
------------------------
Shelly Singhal
Managing Director